UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)*


                          SOVRAN SELF STORAGE INC.
       --------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
       --------------------------------------------------------------
                       (Title of Class of Securities)

                                 84610H108
                   --------------------------------------
                               (CUSIP Number)

                             NOVEMBER 16, 2005
                   --------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
         |_|    Rule 13d-1(b)
         |X|    Rule 13d-1(c)
         |_|    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                   *SEE IN STRUCTIONS BEFORE FILLING OUT

                                SCHEDULE 13G

    CUSIP NO. 84610H108                          PAGE 2 OF 11 PAGES

1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GEBAM, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES               0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH           0

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH             0

                 8  SHARED DISPOSITIVE POWER

                        0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9)                  [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.00%

12  TYPE OF REPORTING PERSON*

        CO

    CUSIP NO. 84610H108                          PAGE 3 OF 11 PAGES

1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GENERAL ELECTRIC CAPITAL CORPORATION

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES               0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH           0

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH             0

                 8  SHARED DISPOSITIVE POWER

                        0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9)                  [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.00%

12  TYPE OF REPORTING PERSON*

        CO

    CUSIP NO. 84610H108                          PAGE 4 OF 11 PAGES

1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GENERAL ELECTRIC CAPITAL SERVICES, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES               0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH           DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH             0

                 8  SHARED DISPOSITIVE POWER

                        DISCLAIMED. SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9)                  [X]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        DISCLAIMED. SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

        CO

    CUSIP NO. 84610H108                          PAGE 5 OF 11 PAGES

1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GENERAL ELECTRIC COMPANY

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [X]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

        NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES               0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH           DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH             0

                 8  SHARED DISPOSITIVE POWER

                        DISCLAIMED. SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9)                  [X]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        DISCLAIMED. SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

        CO

Item 1.

(a)     NAME OF ISSUER:      Sovran Self Storage Inc.

(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               6467 Main Street
               Buffalo, New York  14221

Item 2.

1. (a)-(c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               Gebam, Inc.
               292 Long Ridge Road
               Stamford, Connecticut  06927


               Citizenship:   Delaware

(d)            TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share

(e)            CUSIP NUMBER:  84610H108

2. (a)-(c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Capital Corporation
               260 Long Ridge Road
               Stamford, Connecticut  06927


               Citizenship:   Delaware

(d)            TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share

(e)            CUSIP NUMBER:  84610H108

3. (a)-(c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Capital Services, Inc.
               260 Long Ridge Road
               Stamford, Connecticut  06927


               Citizenship:   Delaware

(d)            TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share

(e)            CUSIP NUMBER:  84610H108

4. (a)-(c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Company
               3135 Easton Turnpike
               Fairfield, Connecticut  06431


               Citizenship:   New York

(d)            TITLE OF CLASS OF SECURITIES:  Common Stock, par value $0.01 per share

(e)            CUSIP NUMBER:  84610H108

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)[ ]         Broker or Dealer registered under Section 15 of the Act
               (15 U.S.C. 78o);

(b)[ ]         Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)[ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)[ ] Investment Company registered under Section 8 of the Investment Company Act (15 U.S.C. 80a-8);

(e)[ ]         An investment advisor in accordance with Section
               240.13d-1(b)(1)(ii)(E);

(f)[ ]         An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

(g)[ ]         A parent holding company or control person, in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

(h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)[ ]         Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.        OWNERSHIP:


1.             Gebam, Inc.

(a)            AMOUNT BENEFICIALLY OWNED:  0 shares of Common Stock

(b)            PERCENT OF CLASS:  0.00%

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    sole power to vote or to direct the vote:

                      0

               (ii)   shared power to vote or to direct the vote:

                      0

               (iii)  sole power to dispose or to direct the disposition of:

                      0

               (iv)   shared power to dispose or to direct the disposition of:

                      0

2.             General Electric Capital Corporation

(a)            AMOUNT BENEFICIALLY OWNED:  0 shares of Class A Common Stock

(b)            PERCENT OF CLASS:  0.00%

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    sole power to vote or to direct the vote:

                      0

               (ii)   shared power to vote or to direct the vote:

                      0

               (iii)  sole power to dispose or to direct the disposition of:

                      0

               (iv)   shared power to dispose or to direct the disposition of:

                      0

3.             General Electric Capital Services, Inc.

(a)            AMOUNT BENEFICIALLY OWNED:  Beneficial ownership of all shares is disclaimed.

(b)            PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    sole power to vote or to direct the vote:

                      0

               (ii)   shared power to vote or to direct the vote:

                      Disclaimed.  See (a) above.

               (iii)  sole power to dispose or to direct the disposition of:

                      0

               (iv)   shared power to dispose or to direct the disposition of:

                      Disclaimed.  See (a) above.

4.             General Electric Company

(a)            AMOUNT BENEFICIALLY OWNED:  Beneficial ownership of all shares is disclaimed.

(b)            PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    sole power to vote or to direct the vote:

                      0

               (ii)   shared power to vote or to direct the vote:

                      Disclaimed.  See (a) above.

               (iii)  sole power to dispose or to direct the disposition of:

                      0

               (iv)   shared power to dispose or to direct the disposition of:

                      Disclaimed.  See (a) above.

Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               This statement is being filed to report the fact that, as of the date of this report, the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not applicable.

Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               See Exhibit 1 for Joint Filing Agreement.

Item 9.        NOTICES OF DISSOLUTION OF GROUP:

               Not applicable.

Item 10.       CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 2, 2005

                               GEBAM, INC.

                               By:    /s/ Daniel Earle
                                  ------------------------------------
                                    Name:  Daniel Earle
                                    Title: President


                               GENERAL ELECTRIC CAPITAL CORPORATION

                               By:    /s/ Eileen Brumback
                                  ------------------------------------
                                    Name:  Eileen Brumback
                                    Title: Vice President


                               GENERAL ELECTRIC CAPITAL SERVICES, INC.

                               By:    /s/ Brian T. McAnaney
                                  ------------------------------------
                                    Name:  Brian T. McAnaney
                                    Title: Vice President and Secretary


                               GENERAL ELECTRIC COMPANY

                               By:    /s/ Ning S. Chiu
                                  ------------------------------------
                                    Name:  Ning S. Chiu, on behalf of
                                           Michael McAlevey
                                    Title: Assistant Secretary

Exhibit 1

                           JOINT FILING AGREEMENT

     This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any further amendments to the Schedule 13G with respect to beneficial ownership by the undersigned of shares of the Common Stock, par value $0.01 per share, of Sovran Self Storage Inc., are being filed on behalf of each of the undersigned in accordance with Rule 13D-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  December 2, 2005

                               GEBAM, INC.

                               By:    /s/ Daniel Earle
                                  ------------------------------------
                                    Name:  Daniel Earle
                                    Title: President


                               GENERAL ELECTRIC CAPITAL CORPORATION

                               By:    /s/ Eileen Brumback
                                  ------------------------------------
                                    Name:  Eileen Brumback
                                    Title: Vice President


                               GENERAL ELECTRIC CAPITAL SERVICES, INC.

                               By:    /s/ Brian T. McAnaney
                                  ------------------------------------
                                    Name:  Brian T. McAnaney
                                    Title: Vice President and Secretary


                               GENERAL ELECTRIC COMPANY

                               By:    /s/ Ning S. Chiu
                                  ------------------------------------
                                    Name:  Ning S. Chiu, on behalf of
                                           Michael McAlevey
                                    Title: Assistant Secretary